Exhibit 3.2.16

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/22/1999 991449796 – 2871913

Amended and Restated

Certificate of Incorporation

of

LTM Spanish Holdings Inc.

LTM Spanish Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is LTM Spanish Holdings Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 16, 1998.

SECOND: This Amended and Restated Certificate of Incorporation, which both restates and amends the original Certificate of Incorporation as heretofore amended, has been duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”) and by written consent of the sole stockholder of the Corporation in accordance with Section 228 of the GCL.

THIRD: The text of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Loews Cineplex International Holdings, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, Delaware 19805. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of October, 1999 and I affirm that the foregoing certificate is my act and deed and that the facts therein are true.

LTM SPANISH HOLDINGS INC.

By:	/s/ JOHN C. MCBRIDE, JR.
John C. McBride, Jr. Senior Vice President and General Counsel

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 03/21/2002 020188726 – 2811913

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Loews Cineplex International Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: In accordance with Section 303 of the General Corporation Law of the State of Delaware, this Amendment to the Certificate of Incorporation was made pursuant to a provision contained in an order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of this Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40403, confirmed and approved on March 1, 2002.

SECOND: That the Certificate of Incorporation of this corporation be amended by adding the following sentence to Article Four:

“In accordance with Section 1123(a)(6) of the Bankruptcy code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

THIRD: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on March 21, 2002.

IN WITNESS WHEREOF, said Loews Cineplex International Holdings, Inc. has caused this certificate to be signed by Bryan Berndt, its Vice President, this 21st day of March, 2002, under penalty of perjury that this Certificate is the act and deed of this Corporation and that the facts stated herein are true.

Loews Cineplex International Holdings, Inc.

By:	/s/ BRYAN BERNDT
Bryan Berndt
Vice President